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               REPORT OF INDEPENDENT CERTIFIED ACCOUNTANT

We consent to the use, in this Registration Statement of Trinity Works, Inc., our report dated March 15, 1996 appearing in the prospectus, which is a part of such Registration Statement.

                           /s/ Winter, Scheifley & Associates, P.C.
                           -------------------------------------------------
                           Winter, Scheifley & Associates, P.C.


Dated:    October 8, 1996